Exhibit 21.1

List of Subsidiaries of the Registrant

Name of Subsidiary	% Ownership by Stereotaxis, Inc.	Jurisdiction
Stereotaxis International, Inc.	100%	Delaware
Stereotaxis B.V.	100%	Netherlands